Exhibit 3.3

H11000063983

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

BCS SOLUTIONS, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of BCS Solutions, Inc. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST:  The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on April 21, 2010 (Document No. P10000034752) (the “Articles of Incorporation”).

SECOND:  Article IV of the Articles of Incorporation is hereby amended as follows:

That at the effective time of this amendment, each share of Common Stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a seventeen (17) for one (1) forward split with all fractional shares rounded to the nearest whole share.  Such forward split shall not affect (i) the number of authorized shares of the Corporation's Common Stock, or (ii) the par value of the Corporation's common stock which shall remain $0.0001 per share.

THIRD:  The effective time of these Articles of Amendment to the Articles of Incorporation is close of business on March 28, 2011.

FOURTH:  The foregoing amendment was adopted on March 14, 2011 by the sole director of the Corporation and the holder of a majority of the outstanding shares of Common Stock of the Corporation, being the sole class of voting securities, pursuant to the provisions of the Florida Business Corporation Act.  Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 14th day of March, 2011

BCS Solutions, Inc.

By: /s/ Tyler Vorhies
Tyler Vorhies, President